Exhibit 10.20
SETTLEMENT AGREEMENT

     This Settlement Agreement is entered into on the 6th day of July, 1993, by and between Theodore A. Myers, an individual residing in the State of Illinois ("Executive") and Doskocil Companies Incorporated, a Delaware corporation (the "Company").

     WHEREAS, Executive and the Company entered into an employment agreement, dated as of November 1, 1991 (the "Employment
Agreement"); and

     WHEREAS, the Employment Agreement provided, among other things, for the payment of certain consideration to Executive in the event his employment with the Company was terminated; and

     WHEREAS, the Company and the Executive have agreed that Executive's employment with the Company will be terminated effective as of the date hereof; and

     WHEREAS, Executive had previously been granted seventeen thousand five hundred (17,500) shares of restricted stock of the Company ("Restricted Stock") and seventeen thousand five hundred (17,500) performance shares of the Company ("Performance Shares") (the Restricted Stock and the Performance Shares, together with any additional shares which may have accrued to Executive's benefit as a result of stock dividends, stock splits or otherwise, are referred to herein as the "Equity Shares") pursuant to the Company's 1992 Stock Incentive Plan (the "Incentive Plan") established and administered by the Company for certain of its senior executives; and

     WHEREAS, Executive had previously been granted options to purchase 18,000 shares of common stock of the Company (the "Stock
Options") pursuant to the Incentive Plan; and

     WHEREAS, Executive and the Company have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities under the Employment Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

     1. On the date hereof (such date being referred to herein as the "Settlement Date") and subject to such income tax, social security tax and other payroll tax withholding requirements which may be necessary under applicable law, the Company shall pay Executive a lump sum cash payment of no less than Four Hundred Fifty Two Thousand Seven Hundred Twelve Dollars ($452,712.00) (the "Settlement"), which payment shall be comprised of the following amounts:

          (a)  Four Hundred Twenty-One Thousand Eight Hundred
Seventy-Four Dollars ($421,874), representing the present value of the unpaid portion of Executive's compensation as set forth in
Section 3 of the Employment Agreement;

          (b) Twenty-One Thousand Three Hundred Seven Dollars ($21,307), representing the present value of Executive's automobile and club allowances as set forth in Section 8 of the Employment Agreement through December 31, 1994 had Executive remained employed by the Company; and

          (c)  Nine Thousand Five Hundred Thirty One Dollars
($9,531.00), representing the present value of amounts the Company would have contributed to the Doskocil 401(k) Plan on behalf of Executive through December 31, 1994 had Executive remained employed by the Company.

     In addition to the payments described in subparagraphs (a),
(b) and (c) above, if the relevant performance objectives described in the Doskocil Companies Incorporated Annual Incentive Plan (the "Annual Incentive Plan") shall be met with respect to the 1993 fiscal year of the Company, then Executive shall be entitled to receive, at the time incentive bonuses would ordinarily be paid to participants in the Annual Incentive Plan with respect to the 1993 plan year, a pro rated incentive bonus equal to one-half of the amount of the incentive bonus which would have otherwise been payable to the Executive for such year under the terms and provisions of the Annual Incentive Plan.

     Executive shall also be entitled upon presentation of appropriate expense statements or receipts, to reimbursement for the reasonable amount of any business expenses reasonably incurred by the Executive prior to the Settlement Date in accordance with the Employment Agreement, and for the reasonable amount of any moving expenses incurred by Executive in moving his personal belongings back to the Chicago metropolitan area. Notwithstanding the foregoing, the amount of reimbursement for such moving expenses shall not exceed Three Thousand Dollars ($3,000.00).

     Executive shall also be entitled for the period beginning on the Settlement Date and ending on December 31, 1994, to financial counselling services, at the expense of the Company, to the same extent provided under the plan for such benefits in existence as of the Settlement Date, and to continue participation in insurance plans and programs (excluding life insurance plans) in which, and to the extent that, he was participating immediately prior to the Settlement Date pursuant to Section 4 of the Employment Agreement. As soon as reasonably practicable following the Settlement Date, Executive and the Company shall cooperate in good faith and use their best efforts to obtain for Executive a term life insurance policy owned by Executive which insures the life of Executive at a death benefit equal to at least $745,000. The Company, for the period commencing on the Settlement Date and ending on December 31, 1994, shall pay forty percent (40%) (the "Company Portion") of the premiums for such policy. If Executive is unable to obtain such a policy at premiums not exceeding an annual rate of $23.10 per $1,000 of death benefit, then the Company shall pay Executive an amount equal to the present value of forty percent (40%) of the premiums payable over a period of 18 months on a rated term life insurance policy providing a death benefit of at least $745,000, such premiums not to exceed $23.10 per $1,000 of death benefit.

     2. Effective as of the Settlement Date, all funds in Executive's account under the Doskocil 401(k) Plan, together with all earnings accrued and allocable with respect thereto, shall at the direction of Executive to the extent provided in the Plan document, either remain in the Doskocil 401(k) Plan, be distributed to Executive or be transferred to a qualified tax-deferred investment plan designated by Executive.

     3. Effective as of the Settlement Date, all previously granted but unvested Stock Options shall become fully vested and exercisable in accordance with the terms of the stock option agreement granting such Stock Options. In addition, on August 2, 1993, all unvested Equity Shares shall become fully vested in the Employee. Notwithstanding the foregoing, the Executive acknowledges and reaffirms his prior agreement that no "Change of Control" has occurred for purposes of accelerating the vesting of such Stock Options or Equity Shares. The Executive hereby agrees to provide the Company, as of the vesting date of the Equity Shares, with the amount of cash necessary to satisfy the income tax withholding obligation with respect to the vesting of such Equity Shares. Such amount shall, at the option of Executive, be delivered to the Company in cash, by delivery of a certified check or by subtracting such amount from the amount otherwise payable under Paragraph 1 hereof. Alternatively, under a procedure which is mutually agreed upon by the parties, Executive may direct the Company to satisfy such withholding obligation by disposing of some of the Equity Shares.

     4. In the event Executive is notified by the Internal Revenue Service ("IRS") of the IRS' intention to audit any of Executive's tax returns reflecting the payments described in paragraph 1 or the acceleration of vesting described in paragraph 3, Executive shall notify the Company and shall provide to the Company (a) a copy of the tax return(s) in issue and (b) any communications(s) reflecting the scope of the intended audit.

     Upon receipt of such notice from Executive, the Company shall undertake to provide to Executive such legal and/or accounting representation (as selected by the Company in its sole discretion) as Executive may require with respect to such items and to indemnify Executive for and hold him harmless against any reasonable expenses (but not taxes, interest or penalties) incurred by Executive in the course of such audit. Such indemnification shall include, but not be limited to, any reasonable out-of-pocket expenses incurred by Executive in the course of preparation for and/or participation in the audit, but shall not include any taxes, interest or penalties. Executive shall be responsible for the cost of such representation to the extent any such audit involves issues not related to the items described in Paragraph 1 or 3. Executive shall provide reasonable assistance to the Company in defending him in the audit as may be requested by the Company, agrees that he will take reasonable steps to ensure that his personal legal and/or accounting representatives (as described below) will cooperate with such representatives as selected hereunder by the Company, and shall submit to the Company periodically, a statement of expenses incurred, which statement shall be promptly paid by the Company.

     In the event that the scope of the audit includes items other than the items described in paragraph 1 or 3 above, Executive shall have the right to retain his own legal and/or accounting representatives, at Executive's expense, and the Company agrees (a) that it shall take all reasonable steps to ensure that the legal and/or accounting representatives provided to Executive by the Company shall fully cooperate with those retained by Executive and
(b) that the legal and/or accounting representatives provided to Executive by the Company shall not compromise or offer to compromise any claim without the consent of Executive or his legal and/or accounting representatives, which consent shall not unreasonably be withheld.

     5. The Company on its own behalf and on behalf of its predecessors, successors and assigns, releases, remises and forever discharges the Executive for himself, his heirs, executors, administrators, legal representatives, successors and assigns, from and against any and all claims, cross-claims, third party claims, counterclaims, contribution claims, indemnity claims, debts, demands, actions, promises, judgments, trespasses, extents, executions, causes of action, suits, accounts, covenants, sums of money, dues, reckonings, bonds, bills, liens, attachments, trustee process, specialties, contracts, controversies, agreements, promises, damages and all other claims of every kind and nature in law, equity, arbitration, or other forum which the Company now has or ever has had up to and including the date of this Settlement Agreement, whether absolute or contingent, direct or indirect, known or unknown.

     6. In consideration of the fulfillment of the agreements set forth in paragraphs 1, 2 and 3 above and subject to the collection of funds for payments pursuant to paragraph 1 that are made by check, Executive releases, remises and forever discharges the Company, its legal representatives, successors and assigns, past, present and future directors, officers, employees, trustees, shareholders and affiliates from and against any and all claims, cross-claims, third-party claims, counterclaims, contribution claims, debts, demands, actions, promises, judgments, trespasses, extents, executions, causes of action, suits, accounts, covenants, sums of money, dues, reckonings, bonds, bills, liens, attachments, trustee process, specialties, contracts, controversies, agreements, promises, damages, and all other claims of every kind and nature in law, equity, arbitration, or other forum which Executive now has or ever has had up to and including the date of this Settlement Agreement, whether absolute or contingent, direct or indirect, known or unknown, except that nothing herein shall be deemed to release, remise or discharge the Company from any claims arising out of, related to or asserted under this Settlement Agreement.

     7. In the event the Company fails to make any of the payments set forth in paragraph 1(a), (b) or (c) hereof, as such payments become due, they shall accrue interest from such due date at the rate of 7% per annum.

     8. The Company shall continue to indemnify Executive and hold Executive harmless from any liability or expenses Executive may incur with respect to his duties as an officer or director of the Company through the Settlement Date to the same extent as if Executive had continued to be an executive officer or director of the Company.

     9. Except as set forth above and except with respect to the confidentiality provisions set forth in Section 10 of the Employment Agreement (which expressly survive the termination of Executive' s employment), the Employment Agreement shall be deemed terminated as of the Settlement Date, and Executive shall not be subject to the non-competition provisions of Section 9 thereof.
The parties hereby waive any notice requirements in connection with the termination of the Employment Agreement.

     10. By execution of this document and contingent upon the payment of the amounts described in paragraph 1 hereof, Executive hereby resigns as an officer and/or director of the Company and any and all of its subsidiaries, effective as of the Settlement Date.

     11. This Settlement Agreement constitutes the entire understanding between Executive and the Company on all matters relevant hereto. There are no representations, understandings or agreements of any nature or kind whatsoever, oral or written, regarding anything which is not included herein.

     12. No supplement, modification, change or waiver of this Settlement Agreement or any provision hereof shall be binding unless executed in writing by Executive and the Company evidencing their intent to be bound thereby. No waiver of any of the provisions of this Settlement Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     13. This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     14. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, without regard to its principles of conflicts of laws.

     15. Any provision of this Settlement Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     16. This Settlement Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which taken together will constitute a single instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement personally or through their duly authorized representative on the date hereof.

                              THEODORE A. MYERS

                              Theodore A. Myers

                              DOSKOCIL COMPANIES INCORPORATED


                              (William L. Brady)
                              By:  William L. Brady
                              Title:  Vice President and Controller